Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Fourth-Quarter 2016 Earnings

•	GAAP EPS from continuing operations of 17 cents, adjusted EPS of 25 cents

•	Total revenue from continuing operations of $2.7 billion

•	Delivers strong adjusted operating margin of 14.0 percent and cash flow of $462 million from continuing operations

•	Exceeds first-year savings target for Strategic Transformation program

•	Completes spin-off of Conduent Incorporated

•	Announces full-year 2017 GAAP EPS guidance of 44 to 52 cents and 80 to 88 cents adjusted EPS

NORWALK, Conn., Jan. 31, 2017 - Xerox (NYSE: XRX) today announced its fourth-quarter 2016 financial results from continuing operations.

“Our fourth quarter results demonstrate that we are realizing significant benefits from our Strategic Transformation program,” said Jeff Jacobson, Xerox chief executive officer. “We delivered strong margins that countered expected pressure on revenue.”

Jacobson continued, “With the separation of Conduent now complete, we turn our full attention to delivering on our strategy, which includes pursuing the growing areas of the market. As the strategy begins to yield results, our revenue trajectory is expected to improve over time while we expand our margins and continue to generate strong cash flows.”

Fourth Quarter 2016 Results1
The company delivered fourth-quarter 2016 GAAP EPS from continuing operations of 17 cents and adjusted earnings per share of 25 cents, which excludes 8 cents per share of after-tax costs related to the amortization of intangibles, restructuring and related costs, and certain retirement related costs.

Revenues were $2.7 billion in the quarter, down 7.2 percent or 5.0 percent in constant currency. Annuity revenue was 75 percent of total revenue.

Fourth-quarter adjusted operating margin of 14.0 percent was up 0.7 percentage points from the same quarter a year ago. Gross margin was 40.0 percent, and selling, administrative and general expenses were 23.4 percent of revenue.

Xerox generated $462 million in cash flow from continuing operations during the fourth quarter and ended 2016 with a cash balance of $2.2 billion, which includes $1.0 billion of cash expected to be used for the repayment of maturing Senior Notes in the first quarter 2017.

Full Year 2016 Results1

•	GAAP EPS from continuing operations of 58 cents, adjusted EPS of 88 cents

•	Total revenue of $10.8 billion

•	Adjusted operating margin of 12.5 percent

•	Operating cash flow from continuing operations of $1,018 million

Full Year 2017 Guidance
For full-year 2017, Xerox expects GAAP earnings from continuing operations of 44 to 52 cents per share; adjusted EPS is expected to be 80 to 88 cents per share.

Xerox expects to generate operating cash flow from continuing operations of $700 to $900 million and free cash flow from continuing operations of $525 to $725 million in 2017.

1 On December 31, 2016, Xerox successfully completed the separation of its business process services business, now an independent company named Conduent Incorporated. The financial results announced today represent the continuing operations of the new Xerox.

About Xerox
Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work - and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe - in more than 160 countries - our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•
Adjusted EPS, for the fourth quarter and full year 2016 as well as for the full-year 2017 guidance, which excludes the amortization of intangibles, restructuring and related costs and certain retirement related costs.

•	Adjusted operating margin, for the fourth quarter and full year 2016, that excludes other expenses, net in addition to the EPS adjustments noted above and includes equity income.

•	Constant currency revenue growth for the fourth quarter 2016, which excludes the effects of currency translation.

•	Free cash flow for the full-year 2017 guidance, which is cash flow from continuing operations less capital expenditures including internal use software.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the potential that Xerox will not realize all of the expected benefits of the separation of its former business process outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income from Continuing Operations (Unaudited)(1)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2016	2015	% Change	2016	2015	% Change
Revenues
Sales	$1,133	$1,230	(8)%	$4,319	$4,674	(8)%
Outsourcing, maintenance and rentals	1,524	1,632	(7)%	6,127	6,445	(5)%
Financing	77	84	(8)%	325	346	(6)%
Total Revenues	2,734	2,946	(7)%	10,771	11,465	(6)%
Costs and Expenses
Cost of sales	700	780	(10)%	2,657	2,922	(9)%
Cost of outsourcing, maintenance and rentals	909	964	(6)%	3,725	3,831	(3)%
Cost of financing	31	32	(3)%	128	130	(2)%
Research, development and engineering expenses	113	128	(12)%	476	511	(7)%
Selling, administrative and general expenses	639	715	(11)%	2,695	2,865	(6)%
Restructuring and related costs	92	(4)	*	264	27	*
Amortization of intangible assets	14	14	—%	58	60	(3)%
Other expenses, net	57	30	90%	200	195	3%
Total Costs and Expenses	2,555	2,659	(4)%	10,203	10,541	(3)%
Income Before Income Taxes & Equity Income(2)	179	287	(38)%	568	924	(39)%
Income tax expense	18	58	(69)%	62	193	(68)%
Equity in net income of unconsolidated affiliates	23	32	(28)%	121	135	(10)%
Income from Continuing Operations	184	261	(30)%	627	866	(28)%
Less: Net income attributable to noncontrolling interests	3	5	(40)%	11	18	(39)%
Net Income from Continuing Operations Attributable to Xerox	$181	$256	(29)%	$616	$848	(27)%

Basic Earnings per Share from Continuing Operations	$0.17	$0.25	(32)%	$0.58	$0.77	(25)%
Diluted Earnings per Share from Continuing Operations	$0.17	$0.24	(29)%	$0.58	$0.77	(25)%
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* Percent change not meaningful.
(1) Excludes discontinued operations for all periods.
(2) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$2,223	$1,228
Accounts receivable, net	961	1,068
Billed portion of finance receivables, net	90	97
Finance receivables, net	1,256	1,315
Inventories	841	901
Assets of discontinued operations	1,002	1,618
Other current assets	619	458
Total current assets	6,992	6,685
Finance receivables due after one year, net	2,398	2,576
Equipment on operating leases, net	475	495
Land, buildings and equipment, net	660	717
Investments in affiliates, at equity	1,388	1,382
Intangible assets, net	290	340
Goodwill	3,787	3,951
Assets of discontinued operations	—	6,448
Other long-term assets	2,155	2,195
Total Assets	$18,145	$24,789
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,011	$962
Accounts payable	1,126	1,342
Accrued compensation and benefits costs	420	406
Unearned income	187	202
Liabilities of discontinued operations	1,002	1,627
Other current liabilities	908	715
Total current liabilities	4,654	5,254
Long-term debt	5,305	6,317
Pension and other benefit liabilities	2,240	2,360
Post-retirement medical benefits	698	784
Liabilities of discontinued operations	—	370
Other long-term liabilities	193	238
Total Liabilities	13,090	15,323

Convertible Preferred Stock	214	349

Common stock	1,014	1,013
Additional paid-in capital	3,098	3,017
Retained earnings	5,647	9,686
Accumulated other comprehensive loss	(4,956)	(4,642)
Xerox shareholders’ equity	4,803	9,074
Noncontrolling interests	38	43
Total Equity	4,841	9,117
Total Liabilities and Equity	$18,145	$24,789

Shares of common stock issued and outstanding	1,014,375	1,012,836

Xerox Corporation
Condensed Consolidated Schedules of Cash Flows from Continuing Operations (Unaudited)(1)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2016	2015	2016	2015
Cash Flows from Operating Activities:
Income from continuing operations	$184	$261	$627	$866
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	137	146	563	590
Provision for receivables	4	8	43	54
Provision for inventory	7	6	28	30
Net gain on sales of businesses and assets	(2)	(34)	(22)	(44)
Undistributed equity in net income of unconsolidated affiliates	(5)	(8)	(69)	(79)
Stock-based compensation	19	23	50	27
Restructuring and asset impairment charges	76	(4)	230	27
Payments for restructurings	(35)	(11)	(118)	(79)
Contributions to defined benefit pension plans	(76)	(159)	(178)	(301)
Decrease (increase) in accounts receivable and billed portion of finance receivables	22	33	(151)	(128)
Collections of deferred proceeds from sales of receivables	55	67	246	259
Decrease (increase) in inventories	111	153	7	(101)
Increase in equipment on operating leases	(64)	(81)	(268)	(291)
(Increase) decrease in finance receivables	(12)	(56)	126	(8)
Collections on beneficial interest from sales of finance receivables	4	9	24	46
Decrease in other current and long-term assets	53	36	82	15
Increase (decrease) in accounts payable and accrued compensation	25	76	(117)	16
Increase (decrease) in other current and long-term liabilities	29	(42)	(53)	(45)
Net change in income tax assets and liabilities	(18)	(44)	(191)	271
Net change in derivative assets and liabilities	(30)	(20)	(30)	(37)
Other operating, net	(22)	11	189	(10)
Net cash provided by operating activities of continuing operations	$462	$370	$1,018	$1,078
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	$(28)	$(24)	$(93)	$(84)
Proceeds from sales of land, buildings and equipment	2	70	25	92
Cost of additions to internal use software	(11)	(13)	(45)	(64)
Acquisitions, net of cash acquired	(13)	(7)	(30)	(13)
Other investing, net	(9)	(2)	(3)	26
Net cash (used in) provided by investing activities of continuing operations	$(59)	$24	$(146)	$(43)
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(1) Excludes discontinued operations for all periods.

Financial Review
Separation Update

On December 31, 2016, Xerox Corporation completed the separation of its Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing (DT/DO) business (the “Separation”). The Separation was accomplished by moving the BPO business into a new legal entity, Conduent Incorporated ("Conduent"), and then distributing one hundred percent (100%) of the outstanding common stock of Conduent to Xerox Corporation stockholders (the “Distribution”). Conduent is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “CNDT”.

As a result of the Separation and Distribution, the BPO business will be presented as a discontinued operation and, as such, has been excluded from continuing operations and segment results for all periods presented.

Our reported results for the fourth quarter and full year 2016 reflect the continuing operations of Xerox. The financial results for the BPO business, have not been finalized for the fourth quarter and full year 2016 as of the date of this release. When those results are finalized, they will be presented in discontinued operations in our 2016 Annual Report on Form 10-K.

In connection with the Separation, Xerox entered into several agreements with Conduent to (1) effect the legal and structural separation of Xerox and Conduent, (2) govern the relationship between Xerox and Conduent up to and after the completion of the Separation and (3) allocate between Xerox and Conduent various assets, liabilities and obligations, including, among other things, employee benefits and tax-related assets and liabilities. The agreements entered into included a separation and distribution agreement, a transition service agreement, a tax matters agreement, an employee matters agreement, an intellectual property agreement and a trademark license agreement.
Separation costs update
During full-year 2016, we recorded Total Company separation costs of $159 million. As a result of the Separation, these costs were reclassified to discontinued operations in the fourth quarter 2016 and are excluded from continuing operations. During 2017, we expect to incur separation costs of approximately $15 million, resulting in total separation costs of approximately $175 million, consistent with the lower end of our previously communicated range of $175 to $200 million.

Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2016	2015	% Change	CC % Change	2016	2015
Equipment sales	$677	$770	(12)%	(10)%	25%	26%
Annuity revenue	2,057	2,176	(5)%	(3)%	75%	74%
Total Revenue	$2,734	$2,946	(7)%	(5)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income from Continuing Operations:
Sales	$1,133	$1,230	(8)%	(6)%
Less: Supplies, paper and other sales	(456)	(460)	(1)%	2%
Equipment Sales	$677	$770	(12)%	(10)%

Outsourcing, maintenance and rentals	$1,524	$1,632	(7)%	(4)%
Add: Supplies, paper and other sales	456	460	(1)%	2%
Add: Financing	77	84	(8)%	(7)%
Annuity Revenue	$2,057	$2,176	(5)%	(3)%

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CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Fourth quarter 2016 total revenues decreased 7% as compared to fourth quarter 2015, with a 2-percentage point negative impact from currency. On a revenue-weighted basis, our major European currencies and the Canadian Dollar were approximately 4% weaker against the U.S. Dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 30% of our total consolidated revenues (revenues from the Pound Sterling represent approximately 8% of the total), while overall non-U.S. revenues represent approximately 40% of the total. Fourth quarter 2016 total revenues reflect the following:

•	Annuity revenue decreased 5% as compared to fourth quarter 2015, with a 2-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 7%, with a 3-percentage point negative impact from currency; the decline at constant currency[1] was driven by our Document Technology segment, while modest growth at constant currency[1] in Document Outsourcing, provided a partial offset.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. These revenues declined 1%, with a 3-percentage point negative impact from currency. Constant currency[1] growth was largely driven by paper sales and licensing revenue, partially offset by modest decline in supplies sales, as we experienced lower demand consistent with lower equipment sales in prior periods. OEM supplies were also below prior year levels.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The 8% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods, along with a 1-percentage point negative impact from currency.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing business within our Services segment. Equipment sales revenue decreased 12% as compared to fourth quarter 2015, with a 2-percentage point negative impact from currency. The decline was driven by lower entry and mid-range sales (partially reflecting timing of product launches and lower OEM sales), as well as lower revenue from our high-end products, reflecting in part, an unfavorable mix and lower sales to our Fuji Xerox partner. From a geographic perspective, equipment revenue was particularly weak in Europe, while the decline in North America was stable. Revenue was also impacted by price declines of approximately 5%, in-line with our historic impact.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
	Reported			Adjusted(1)
	2016	2015	B/(W)	2016	2015	B/(W)
Total Gross Margin	40.0%	39.7%	0.3 pts.	40.3%	40.2%	0.1 pts.
RD&E as a % of Revenue	4.1%	4.3%	0.2 pts.	4.0%	4.2%	0.2 pts.
SAG as a % of Revenue	23.4%	24.3%	0.9 pts.	23.1%	23.7%	0.6 pts.

Pre-tax Income Margin	6.5%	9.7%	(3.2) pts.	N/A	N/A	N/A

Operating Margin (1)	N/A	N/A	N/A	14.0%	13.3%	0.7 pts.
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(1)
See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure. In the fourth quarter 2016, we began to include equity income in the calculation of adjusted operating income and margin. Prior periods have been restated accordingly to conform to current year presentation.

Pre-tax Income Margin
Fourth quarter 2016 pre-tax income margin of 6.5% decreased 3.2-percentage points as compared to fourth quarter 2015. The decrease was primarily driven by higher 2016 restructuring, as well as the 2015 gains on the sale of surplus property in Latin America and other surplus technology assets.

Pre-tax income margin includes the amortization of intangible assets, restructuring and related costs and other expenses, net, all of which are separately discussed in subsequent sections. Pre-tax income margin also includes non-service retirement-related costs, which decreased by $15 million in fourth quarter 2016 as compared to fourth quarter 2015 primarily due to lower settlement losses. Adjusted operating margin1, discussed below, excludes all of these items and includes Equity in net income of unconsolidated affiliates.
Adjusted Operating Margin1
Fourth quarter 2016 adjusted operating margin1 of 14.0% increased 0.7-percentage points as compared to fourth quarter 2015. The improvement was driven primarily by cost savings from strategic transformation, including restructuring savings, that outpaced the rate of revenue decline. Those improvements were partly offset by adverse currency and higher compensation expenses, along with the impact of lower Equity in net income of unconsolidated affiliates associated with our share of Fuji Xerox net income.
Gross Margin
Fourth quarter 2016 gross margin of 40.0% increased 0.3-percentage points as compared to fourth quarter 2015. On an adjusted1 basis, gross margin of 40.3% increased by 0.1-percentage points reflecting cost savings from strategic transformation, which more than offset unfavorable transaction currency.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Fourth quarter 2016 RD&E as a percentage of revenue of 4.1% decreased 0.2-percentage points from fourth quarter 2015. On an adjusted1 basis, RD&E was 4.0% of revenue and decreased 0.2-percentage points due to cost productivity and restructuring savings.
RD&E of $113 million decreased by $15 million compared to fourth quarter 2015. On an adjusted1 basis, RD&E of $109 million decreased by $14 million. We strategically coordinate our R&D investments with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 23.4% decreased by 0.9-percentage points from fourth quarter 2015. On an adjusted1 basis, SAG was 23.1% of revenue and decreased 0.6-percentage points, reflecting expense declines greater than revenue declines. The improvement was driven by productivity and cost savings from strategic transformation, including restructuring savings, partially offset by higher compensation expense.
SAG of $639 million was $76 million lower than fourth quarter 2015. On an adjusted1 basis, SAG of $631 million decreased $68 million, including an approximately $15 million favorable impact from currency and reflected the following:

•	$45 million decrease in selling expenses, driven by productivity savings along with lower advertising spend.

•	$22 million decrease in general and administrative expenses, largely due to productivity savings that offset higher compensation expense.

•	$1 million decrease in bad debt expense. Fourth quarter 2016 bad debt expense remained at less than one percent of receivables.
Restructuring and Related Costs
Restructuring and related costs of $92 million include restructuring and asset impairment charges of $76 million as well as $16 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.

Fourth quarter 2016 net restructuring and asset impairment charges of $76 million included $57 million of severance costs related to headcount reductions of approximately 800 employees worldwide and $26 million of lease cancellation charges primarily related to early termination of the lease for our corporate airplane as a result of the the elimination of our corporate aviation department. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives.

During fourth quarter 2015, we recorded net restructuring credits of $4 million, primarily resulting from reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of December 31, 2016 for all programs was $127 million, of which $121 million is expected to be spent over the next twelve months.

During 2017 we expect to incur additional restructuring charges of approximately $225 million for actions and initiatives that have not yet been finalized. Approximately $125M of the full year charges are expected to be recognized in the first quarter of the year.
Amortization of Intangible Assets
Fourth quarter 2016 amortization of intangible assets of $14 million was flat compared to fourth quarter 2015.

Worldwide Employment
Worldwide employment, which represents the post-Separation company, was approximately 37,600 as of December 31, 2016 and decreased by 2,400 from December 31, 2015; the reduction is primarily due to the impact of restructuring and productivity-related reductions. Approximately 96,000 employees transferred to Conduent upon the completion of the Separation.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2016	2015
Non-financing interest expense	$48	$56
Interest income	(1)	(1)
Gains on sales of businesses and assets	(2)	(34)
Currency losses, net	6	1
Loss on sales of accounts receivables	4	4
All other expenses, net	2	4
Total Other Expenses, Net	$57	$30

Non-financing interest expense
Fourth quarter 2016 non-financing interest expense of $48 million was $8 million lower than fourth quarter 2015. When combined with financing interest expense (cost of financing), total interest expense declined by $9 million from fourth quarter 2015 primarily due to a lower debt balance.

Gains on sales of businesses and assets
Fourth quarter 2016 gains on sales of businesses and assets of $2 million was $32 million lower than fourth quarter 2015, due to prior year gains on the sale of surplus property in Latin America and other surplus technology assets.

Income Taxes
Fourth quarter 2016 effective tax rate was 10.1%. On an adjusted1 basis, fourth quarter 2016 tax rate was 21.1%. These rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries and the geographical mix of profits. The effective tax rate of 10.1% also included tax benefits on the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs. Excluding these benefits increases the effective tax rate on an adjusted1 basis. The increase was much higher in 2016 as compared to 2015 due to a higher level of charges.
Fourth quarter 2015 effective tax rate was 20.2%. On an adjusted1 basis, fourth quarter 2015 tax rate was 22.1%. These rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries, the retroactive impact of the Protecting Americans for Tax Hikes Act, as well as the geographical mix of profits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement-related costs, separation costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 25% to 28% for full year 2017.

Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Fourth quarter 2016 equity income of $23 million was $9 million lower than fourth quarter 2015.

Net Income from Continuing Operations
Fourth quarter 2016 net income from continuing operations attributable to Xerox was $181 million, or $0.17 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $260 million, or $0.25 per diluted share. Fourth quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs.

Fourth quarter 2015 net income from continuing operations attributable to Xerox was $256 million, or $0.24 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $285 million, or $0.27 per diluted share. Fourth quarter 2015 adjustments to net income include the amortization of intangible assets, restructuring and related costs and non-service retirement-related costs.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the fourth quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Segment Review

The Business Process Outsourcing (BPO) business is not reported in our segment financial information as it is now classified as a discontinued operation. Accordingly, the Services reportable segment reflects only the financial information for our legacy Document Outsourcing (DO) services business and certain other services businesses that were transferred from the BPO business to Xerox prior to the separation.
In addition, segment profit was revised to reflect the transfer of corporate functions to Conduent, which resulted in a full year benefit of approximately $80 million from additional corporate costs above those historically allocated to the BPO business transferred to Conduent upon the Separation. Current and prior year amounts were revised accordingly to reflect these changes.

	Three Months Ended December 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2016
Document Technology	$507	$1,186	$1,693	62%	$247	14.6%
Services	140	754	894	33%	136	15.2%
Other	30	117	147	5%	(56)	(38.1)%
Total	$677	$2,057	$2,734	100%	$327	12.0%

2015
Document Technology	$594	$1,284	$1,878	64%	$268	14.3%
Services	145	785	930	31%	131	14.1%
Other	31	107	138	5%	(34)	(24.6)%
Total	$770	$2,176	$2,946	100%	$365	12.4%

____________________________
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income from Continuing Operations.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2016	2015	% Change	CC % Change
Equipment sales	$507	$594	(15)%	(13)%
Annuity revenue	1,186	1,284	(8)%	(6)%
Total Revenue	$1,693	$1,878	(10)%	(8)%
____________________________
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Fourth quarter 2016 Document Technology revenue of $1,693 million decreased 10% from fourth quarter 2015, with a 2-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue declined 15% from fourth quarter 2015, with a 2-percentage point negative impact from currency. The decline was driven by lower entry and mid-range sales (partially reflecting timing of product launches and lower OEM sales), as well as lower revenue from our high-end products, reflecting in part, an unfavorable mix and lower sales to our Fuji Xerox partner. From a geographic perspective, equipment revenue was particularly weak in Europe, while the decline in North America was stable. Equipment sales revenue in this segment was also impacted by the continued migration of customers to our partner print services offering (included in the Services segment). Revenue was also impacted by overall price declines that continue to be in-line with our historic impact of approximately 5%.

•
Annuity revenue decreased 8% from fourth quarter 2015, with a 2-percentage point negative impact from currency. The annuity revenue reduction is largely consistent with recent trends and reflects lower equipment sales in prior periods, ongoing page declines and lower supplies demand, as well as the continued migration of customers to our partner print services offering (included in the Services segment).

Document Technology revenue mix was 57% mid-range, 26% high-end and 17% entry, consistent with recent quarters.
Segment Margin
Fourth quarter 2016 Document Technology segment margin of 14.6% increased 0.3-percentage points from fourth quarter 2015 and included a 0.7-percentage point improvement in gross margin. The gross margin increase reflects restructuring and productivity improvements only partially offset by price declines and adverse transaction currency. SAG as a percentage of revenue increased 0.1-percentage point, primarily as a result of higher compensation expense, and lower segment revenues, which offset restructuring and productivity improvements in this area. Segment margin was also adversely impacted by lower Equity in net income of unconsolidated affiliates associated with our share of Fuji Xerox net income.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry3

•	8% decrease in color multifunction devices due to timing of activity in our US and European channels.

•	19% decrease in black-and-white multifunction devices driven largely by a lower level of large deals in the developing markets.
Mid-Range4

•	Mid-range color installs are flat compared to prior year.

•	13% decrease in mid-range black-and-white, consistent with market decline.

High-End4

•	3% increase in high-end color systems due to continued favorable impact from the drupa printing trade show.

•	18% decrease in high-end black-and-white systems, consistent with overall market decline.

Services
Our Services segment is comprised of our legacy Document Outsourcing (DO) business, as well as a set of communications and marketing solutions offerings that were a part of the Business Process Outsourcing (BPO) business before the Separation.
Services Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2016	2015	% Change	CC % Change
Equipment sales	$140	$145	(3)%	1%
Annuity revenue	754	785	(4)%	(1)%
Total Revenue	$894	$930	(4)%	—%

____________________________
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Revenue
Fourth quarter 2016 Services revenue of $894 million was 33% of total revenue and declined 4% from fourth quarter 2015, including a 4-percentage point negative impact from currency. Our legacy DO revenue decreased 2%, including a 3-percentage point negative impact from currency. Growth at constant currency1 was primarily driven by our partner print services offerings, which more than offset the impact of lower new business signings and price declines on renewals.
Segment Margin
Fourth quarter 2016 Services segment margin of 15.2% increased by 1.1-percentage points from fourth quarter 2015, including a 1.3- percentage point improvement in SAG as a percentage of revenue, partly offset by a 0.2-percentage point decrease in gross margin. The overall improvement reflected restructuring and productivity savings, along with a positive business mix, which more than offset price declines.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Fourth quarter 2016 Document Outsourcing signings were approximately $800 million in Total Contract Value (TCV). Signings decreased 24% from fourth quarter 2015, with a 6-percentage point negative impact from currency, reflecting lower contribution from new business. On a trailing twelve month (TTM) basis, signings decreased 5% at constant currency1 from the comparable prior year period. New business TCV at constant currency1 decreased 36% from fourth quarter 2015 and decreased 18% on a TTM basis; these declines reflect, in part, our decision to not pursue opportunities with lower margin and return profiles, as well as higher competitive pressure related to the timing of product launches. DO signings do not include signings from our growing partner print services offerings.
Note: TCV is the estimated total contractual revenue related to signed contracts.
Renewal rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Fourth quarter 2016 Document Outsourcing contract renewal rate was 79%, while the full year rate of 82% increased 4-percentage points from the comparable prior year period.

Other

Our Other segment primarily includes paper sales in developing market countries, network integration solutions and non-allocated corporate items including non-financing interest and other items included in other expenses, net.
Revenue
Fourth quarter 2016 Other revenue of $147 million increased 7% from fourth quarter 2015, with a 3-percentage point negative impact from currency. The improvement is driven by higher licensing revenue along with paper sales within our developing markets.
Other Loss
Fourth quarter 2016 Other loss of $56 million increased $22 million from fourth quarter 2015. Other expenses, net are reported within Other and were $57 million in fourth quarter 2016, compared to $30 million in fourth quarter 2015. The $27 million increase was primarily due to prior year gains on the sale of surplus property in Latin America and other surplus technology assets, along with higher currency losses, partly offset by a decline in non-financing interest expense. In addition to Other expenses, net, our Other segment included profit increase of $5 million primarily related to higher licensing revenues.

Segment Changes
Following the separation of the BPO business, we are realigning our business to better manage and serve our customers and the markets in which we operate. As a result, in 2017 we expect to shift to a geographic structure and will be primarily organized on the basis of two main business units: North America Operations (U.S. and Canada) and International Operations (Europe, Eurasia, Latin America, Middle East, Africa and India). Although we are still evaluating our segment reporting for 2017, our current expectation is that we will report as one reportable segment.
____________________________

Notes:

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Revenue from Document Outsourcing installations is reported in the Services segment.

(3)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 5%, while Entry black-and-white multifunction devices decreased 13%.

(4)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices declined 1%, and High-end color systems declined 5%.

Capital Resources and Liquidity from Continuing Operations
The following summarizes our cash activities of continuing operations for the three months ended December 31, 2016 and 2015:

	Three Months Ended December 31,
(in millions)	2016	2015	Change
Net cash provided by operating activities of continuing operations	$462	$370	$92
Net cash (used in) provided by investing activities of continuing operations	$(59)	$24	$(83)

Cash Flows from Operating Activities of Continuing Operations
Net cash provided by operating activities was $462 million in fourth quarter 2016. The $92 million increase in operating cash from fourth quarter 2015 was primarily due to the following:

•	$25 million decrease in pre-tax income before depreciation and amortization, stock-based compensation and restructuring and related costs.

•	$83 million increase due to lower pension contributions.

•	$66 million increase due to lower tax payments.

•	$39 million increase from finance receivables primarily related to a higher level of run-off due to lower originations and to a reduced impact from 2012 and 2013 finance receivables sales.

•	$44 million decrease from higher restructuring and related payments.

•	$42 million decrease from inventory primarily due to lower volume of equipment and supplies sales.

•	$23 million decrease from accounts receivable primarily due to the timing of collections and a lower impact from the sales of accounts receivables.

Cash Flows from Investing Activities of Continuing Operations
Net cash used in investing activities was $59 million in fourth quarter 2016. The $83 million decrease of cash was primarily due to the 2015 sale of surplus property and assets in the U.S. and Latin America.

Debt and Customer Financing Activities
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2016	December 31, 2015
Total finance receivables, net (1)	$3,744	$3,988
Equipment on operating leases, net	475	495
Total Finance Assets, net (2)	$4,219	$4,483
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2015 includes a decrease of $90 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	December 31, 2016	December 31, 2015
Principal debt balance(1)	$6,349	$7,306
Net unamortized discount	(43)	(52)
Debt issuance costs(2)	(21)	(29)
Fair value adjustments(3)
- terminated swaps	27	47
- current swaps	4	7
Total Debt	$6,316	$7,279
____________________________

(1)	Includes Notes Payable of $4 million and $3 million as of December 31, 2016 and December 31, 2015, respectively.

(2)
Reflects the adoption of ASU 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs effective January 1, 2016, which requires debt issuance costs to be presented as a direct deduction from the carrying amount of the corresponding debt liability. Prior year amounts were revised to reflect the new presentation.

(3)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

In preparation for the Separation, in the fourth quarter 2016 Conduent incurred approximately $2.0 billion in new borrowings. The net proceeds from these borrowings were used to fund the approximately $1.8 billion net cash distributions Conduent made to Xerox prior to the Separation. We used a portion of the cash distribution proceeds to repay the $1.0 billion Senior Unsecured Term Facility in January 2017, which was required to be repaid upon completion of the Separation. The $1.0 billion of cash and debt is excluded from the Cash and cash equivalents and Total Debt at December 31, 2016, respectively, and is reported in Assets and Liabilities of Discontinued Operations at December 31, 2016, respectively. Interest expense associated with this borrowing incurred during 2016 is likewise reported in discontinued operations. Xerox intends to use the balance of the proceeds received to redeem $1.0 billion of Senior Notes that is coming due in the first quarter 2017.
In addition, at Separation, 300,000 shares of Xerox Series A Convertible Perpetual Preferred Stock, which represented all of the issued and outstanding shares of Xerox Series A Convertible Perpetual Preferred Stock, with a liquidation value of $300 million and a carrying value of $356 million were exchanged for 180,000 newly issued shares of Xerox Series B Convertible Perpetual Preferred Stock and 120,000 newly issued shares of Conduent Series A Convertible Perpetual Preferred Stock. The 180,000 shares of Xerox Series B Convertible Perpetual Preferred Stock have an aggregate liquidation preference of $180 million and a carrying value of $214 million. The 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock were included in the distribution of Conduent's net assets at a carrying value of $142 million.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2016	December 31, 2015
Financing debt(1)	$3,692	$3,923
Core debt	2,624	3,356
Total Debt	$6,316	$7,279
____________________________

(1)
Financing debt includes $3,276 million and $3,490 million as of December 31, 2016 and December 31, 2015, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended December 31,
(in millions)	2016	2015
Accounts receivable sales	$576	$582
Deferred proceeds	48	61
Loss on sales of accounts receivable	4	3
Estimated increase to operating cash flows (1)	74	81
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended December 31,
(in millions)	2016	2015
Impact from prior sales of finance receivables (1)	$(35)	$(69)
Collections on beneficial interest	6	11
Estimated decrease to operating cash flows	$(29)	$(58)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the potential that Xerox will not realize all of the expected benefits of the separation of its former business process outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the fourth quarter 2016 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

NOTE: In 2016 we revised our calculation of Adjusted Earnings Measures to exclude the following items in addition to the amortization of intangibles:

•	Restructuring and related costs including those related to Fuji Xerox.

•	The non-service related elements of our defined benefit pension and retiree health plan costs (retirement- related).

Prior year amounts were revised accordingly to reflect these changes.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS) from Continuing Operations

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement-related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Operating income and margin includes equity in net income of unconsolidated affiliates. Equity in net income of affiliates primarily reflects our 25% share of Fuji Xerox net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” In 2016 we revised our calculation of the currency impact on revenue growth, or constant currency revenue growth, to include the currency impacts from the developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe), which had been previously excluded from the calculation. As a result of economic changes in these markets over the past few years, we currently manage our exchange risk in our developing market countries in a similar manner to the exchange risk in our developed market countries, and therefore, the exclusion of the developing market countries from the calculation of the currency effect is no longer warranted. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Continuing Operations Net Income and EPS reconciliation:

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Reported(1)	$181	$0.17	$256	$0.24	$616	$0.58	$848	$0.77
Adjustments:
Amortization of intangible assets	14		14		58		60
Restructuring and related costs - Xerox	92		(4)		264		27
Non-service retirement-related costs	19		34		131		116
Income tax adjustments(2)	(46)		(15)		(151)		(77)
Restructuring charges - Fuji Xerox	—		—		3		4
Adjusted	$260	$0.25	$285	$0.27	$921	$0.88	$978	$0.89
Weighted average shares for adjusted EPS(3)		1,055		1,046		1,024		1,076
Fully diluted shares at end of period(4)		1,055
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Continuing Operations Effective Tax Rate reconciliation.

(3)
Average shares for the quarterly calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend of $6 million was excluded. Average shares for the yearly calculations of adjusted EPS exclude 27 million shares associated with our Series A convertible preferred stock and therefore the related annual dividend of $24 million was included.

(4)
Represents common shares outstanding at December 31, 2016 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares used for the calculation of diluted earnings per share for the fourth quarter 2016.

Continuing Operations Effective Tax Rate reconciliation:

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$179	$18	10.1%	$287	$58	20.2%
Non-GAAP Adjustments(2)	125	46		44	15
Adjusted - revised (3)	$304	$64	21.1%	$331	$73	22.1%

	Year Ended December 31, 2016			Year Ended December 31, 2015
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$568	$62	10.9%	$924	$193	20.9%
Non-GAAP Adjustments(2)	453	151		203	77
Adjusted - revised (3)	$1,021	$213	20.9%	$1,127	$270	24.0%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Continuing Operations Net Income and EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax Income(1)	$179	$2,734	6.5%	$287	$2,946	9.7%
Adjustments:
Equity in net income of unconsolidated affiliates	23			32
Non-service retirement-related costs	19			34
Restructuring and related costs - Xerox	92			(4)
Amortization of intangible assets	14			14
Other expenses, net	57			30
Adjusted Operating	$384	$2,734	14.0%	$393	$2,946	13.3%
Business transformation costs	—			1
Other expenses, net*	(57)			(29)
Segment Profit/Revenue	$327	$2,734	12.0%	$365	$2,946	12.4%

	Year Ended December 31, 2016			Year Ended December 31, 2015
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax Income(1)	$568	$10,771	5.3%	$924	$11,465	8.1%
Adjustments:
Equity in net income of unconsolidated affiliates	121			135
Non-service retirement-related costs	131			116
Restructuring and related costs - Xerox	264			27
Amortization of intangible assets	58			60
Other expenses, net	200			195
Adjusted Operating	$1,342	$10,771	12.5%	$1,457	$11,465	12.7%
Business transformation costs	2			8
Restructuring charges - Fuji Xerox	3			4
Other expenses, net	(200)			(195)
Segment Profit/Revenue	$1,147	$10,771	10.6%	$1,274	$11,465	11.1%
____________________________

(1)	Profit and Revenue from continuing operations.
* Includes rounding adjustments.

Key Financial Ratios reconciliation:

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
(in millions)	As Reported(1)	Non-service retirement- related costs	Adjusted	As Reported(1)	Non-service retirement- related costs	Adjusted
Revenues	$2,734	$—	$2,734	$2,946	$—	$2,946
Gross Profit	1,094	7	1,101	1,170	13	1,183
RD&E	113	(4)	109	128	(5)	123
SAG	639	(8)	631	715	(16)	699

Gross Margin	40.0%		40.3%	39.7%		40.2%
RD&E as a % of Revenue	4.1%		4.0%	4.3%		4.2%
SAG as a % of Revenue	23.4%		23.1%	24.3%		23.7%

	Year Ended December 31, 2016			Year Ended December 31, 2015
(in millions)	As Reported(1)	Non-service retirement- related costs	Adjusted	As Reported(1)	Non-service retirement- related costs	Adjusted
Revenues	$10,771	$—	$10,771	$11,465	$—	$11,465
Gross Profit	4,261	49	4,310	4,582	43	4,625
RD&E	476	(25)	451	511	(19)	492
SAG	2,695	(57)	2,638	2,865	(54)	2,811

Gross Margin	39.6%		40.0%	40.0%		40.3%
RD&E as a % of Revenue	4.4%		4.2%	4.5%		4.3%
SAG as a % of Revenue	25.0%		24.5%	25.0%		24.5%
____________________________

(1)	Revenue and costs from continuing operations.

Guidance:

Earnings per Share
FY 2017
GAAP EPS from Continuing Operations	$ 0.44 - 0.52
Non-GAAP Adjustments	0.36
Adjusted EPS from Continuing Operations	$ 0.80 - 0.88
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Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs and non-service retirement-related costs.

	Free Cash Flow
(in millions)	FY 2016 Actual	FY 2017 Estimated
Operating Cash Flows from Continuing Operations	$1,018	$ ~700 - 900
Less: Capital Expenditures (including Internal Use Software)	(138)	(175)
Free Cash Flows from Continuing Operations	$880	$ ~525 - 725

APPENDIX I
Xerox Corporation
Earnings per Common Share from Continuing Operations
(in millions except per share data, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$181	$256	$616	$848
Accrued dividends on preferred stock	(6)	(6)	(24)	(24)
Net income from continuing operations available to common shareholders	$175	$250	$592	$824
Weighted average common shares outstanding	1,014,153	1,012,788	1,013,563	1,064,526

Basic Earnings per Share from Continuing Operations	$0.17	$0.25	$0.58	$0.77

Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$181	$256	$616	$848
Accrued dividends on preferred stock	(6)	—	(24)	(24)
Net income from continuing operations available to common shareholders	$175	$256	$592	$824
Weighted average common shares outstanding - basic	1,014,153	1,012,788	1,013,563	1,064,526
Common shares issuable with respect to:
Stock options	504	957	694	1,294
Restricted stock and performance shares	13,353	5,460	9,722	10,404
Convertible preferred stock	—	26,966	—	—
Weighted average common shares outstanding - diluted	1,028,010	1,046,171	1,023,979	1,076,224

Diluted Earnings per Share from Continuing Operations	$0.17	$0.24	$0.58	$0.77
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	999	2,162	808	1,825
Restricted stock and performance shares	18,089	19,358	21,721	17,607
Convertible preferred stock	26,966	—	26,966	26,966
Total Anti-Dilutive Securities	46,054	21,520	49,495	46,398

Dividends per Common Share	$0.0775	$0.0700	$0.3100	$0.2800

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income from Continuing Operations

	Three Months Ended December 31,
(in millions)	2016	2015
Segment Profit	$327	$365
Reconciling items:
Restructuring and related costs	(92)	4
Business transformation costs	—	(1)
Amortization of intangible assets	(14)	(14)
Non-service retirement-related costs	(19)	(34)
Equity in net income of unconsolidated affiliates	(23)	(32)
Other	—	(1)
Pre-Tax Income[1]	$179	$287
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(1)	Pre-Tax Income from continuing operations.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

•	“Entry”, which includes A4 devices and desktop printers.

•
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:
The Services Segment includes our Document Outsourcing business as well as a set of communications and marketing solutions offerings that were previously part of BPO and were transferred to Xerox upon Separation. This segment comprises solutions and services including Managed Print Services (MPS), Workflow Automation Services, Communication and Marketing Solutions and revenues from our Partner Print Services offerings.

Following the Separation, the BPO business is reported as a discontinued operation.

Other:
Other includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems, and non-allocated corporate items including non-financing interest and other items included in other expenses, net.